Exhibit 10.3

FMC CORPORATION

COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

(AS AMENDED AND RESTATED THROUGH AUGUST 17, 2007)

PART I.—GENERAL PROVISIONS

1. Purpose. The purpose of the Plan is to provide a compensation program to attract and retain qualified individuals not employed by the Company or its subsidiaries or affiliates to serve on the Board and to further align the interests of those directors with those of stockholders by providing that a substantial portion of compensation will be linked directly to increases in stockholder value.

2. Definitions. Except as otherwise defined herein, terms used herein in capitalized form will have the meanings attributed to them below:

a. “Accrued Retirement Benefits” means the payment or payments to which a Participant would be entitled at his or her Separation Date under the Retirement Plan for service as a director through April 30, 1997.

b. “Actuarial Equivalent” means an amount equal to the amount expected to be received under Section 4a of Part II, based on the following actuarial assumptions:

Interest	–	6.5% or such other rate as the Board may from time to time prescribe by resolution

Mortality	–	Joint Mortality Group Annuity Table 1983

c. “Annual Retainer” means the retainer fee established by the Board and paid to a director for services on the Board for a Plan Year.

d. “Board” means the Board of Directors of the Company, as it may be constituted from time to time.

e. A “Change in Control” of the Company will be deemed to have occurred as of the first day that any one or more of the following conditions are satisfied:

(1) the “beneficial ownership” (as. defined in Rule 13d-3 under the Exchange Act) of securities representing more than 20% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”) is acquired by a “Person” as defined in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate thereof, any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company); provided, however that any acquisition from the Company or any acquisition pursuant to a transaction that complies with Subsections (i), (ii) and (iii) of Subsection (3) of this Subsection e. will not be a Change in Control under this Subsection (1); or

(2) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3) consummation by the Company of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination: (i) more than 60% of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (the “Parent Corporation”), is represented, directly or indirectly by Company Voting Securities outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) except to the extent that such ownership of the Company existed prior to the Business Combination and (iii) at least a majority of the members of the Board of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(4) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

However, in no event will a Change in Control be deemed to have occurred, with respect to the Participant, if the Participant is part of a purchasing group which consummates the Change in Control transaction. The Participant will be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than 3% of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing directors).

f. “Change in Control Price” means the higher of (i) if applicable, the price paid for the Common Stock in the transaction constituting Change in Control and (ii) the closing price per share of Common Stock as reported in the New York Stock Exchange Composite Transactions on the last trading day preceding the date of the Change in Control.

g. “Committee Chairman Fee” means the fee established by the Board and paid to a director for service as chairman of any committee of the Board.

h. “Common Stock” means (i) the common stock of the Company, par value $.10 per share, adjusted as provided in Section 4 of Part IV, or (ii) if there is a merger or consolidation and the Company is not the Surviving Corporation, the capital stock of the Surviving Corporation given in exchange for such common stock of the Company.

i. “Common Stock Unit” means a right to receive one share of Common Stock.

j. “Common Stock Unit Account” means the record keeping account where the number of Common Stock Units granted to the Participant are recorded.

k. “Company” means FMC Corporation.

l. “Deferral Period” means the time during which a Participant is a non-employee director of the Company.

m. “Deferred Amount” means, with respect to each Participant, an annual amount equal to $25,000 plus such amount as the Participant elects to defer in accordance with Section 1 of Part II of the Plan.

n. “Deferred Stock Plan” means the FMC Deferred Stock Plan for Non-Employee Directors, as amended and restated as of December 6, 1996.

o. “Dividend Equivalent Rights” means a right, described in Section 3 of Part III hereof, of a holder of vested Common Stock Units and Restricted Stock Units with respect to dividends paid on outstanding shares of Common Stock.

p. “Exchange Act” means the Securities Exchange Act of 1934, as amended and any successor statutes or regulations of similar purpose or effect.

q. “Fair Market Value” means the closing price for a share of Common Stock as reported in the New York Stock Exchange Composite Transactions on the date on which the Fair Market Value is to be determined.

r. “Meeting Fees” will mean the fees, established by the Board, paid to a director for attending a meeting of the Board or a committee of the Board, including extraordinary or special Board and/or committee meetings.

s. “Participant” or “Participants” means all members of the Board who are not employees of the Company or any of its subsidiaries or affiliates.

t. “Plan” means the FMC Corporation Compensation Plan for Non-Employee Directors, as amended and restated effective on May 1, 2000, as may be amended from time to time.

u. “Plan Year” means May 1 to April 30.

v. “Restricted Stock Unit” means a right to receive the Fair Market Value of one share of Common Stock on the last business day of the Participant’s service on the Board paid in Common Stock.

w. “Restricted Stock Unit Account” means the record keeping account where the number of Restricted Stock Units granted to a Participant are recorded.

x. “Retirement Plan” means the FMC Directors’ Retirement Plan, as amended.

y. “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

z. “Separation Date” means the date a Participant’s service on the Board terminates for any reason.

3. Effective Date. This Plan is an amendment and restatement of the FMC Compensation Plan for Non-Employee Directors (as amended and restated January 1, 1999). This Plan is effective as of May 1, 2000.

PART II.—COMPENSATION

1. Annual Retainer. Each Participant will be entitled to receive an Annual Retainer in such amount as will be determined from time to time by the Board. Until changed by resolution of the Board, the Annual Retainer will be $40,000, $25,000 of which will be paid in the form of Common Stock Units as set forth in Section 1 of Part III and the remainder of which will be paid in cash in quarterly installments at the end of each calendar year quarter. Not less than 60 days prior to the close of any Plan Year, a Participant may elect to defer all of the Participant’s remaining Annual Retainer of $15,000 to be paid in the form of Common Stock Units as set forth in Section 1 of Part III by providing written notice of such election to the Corporate Secretary of the Company. Any such election will be effective on the first day of the next Plan Year; provided that if and to the extent the Company, in its sole discretion, determines that the approval of such election by the Board is necessary to assure that such election conforms with Rule 16b-3, the effectiveness of such election will be deferred until such later date, if any, as such approval has been obtained.

2. Meeting Fees. Each Participant will be entitled to receive a Meeting Fee, in such amount as will be determined from time to time by the Board, for attending each meeting of the Board or a committee of the Board, including extraordinary and/or special Board and committee meetings. Until changed by resolution of the Board, the Meeting Fee will be $1,000 per meeting, payable in cash at the end of each calendar year quarter.

3. Committee Chairman Fees. Each Participant who serves as chairman of a committee of the Board will be entitled to receive a Committee Chairman Fee in such amount as will be determined from time to time by the Board, for the tenure of such service. Until changed by resolution of the Board, the Committee Chairman Fee will be paid in cash at an annualized rate of $4,000 in equal installments at the end of each calendar year quarter.

4. Retirement Benefits. Unless a Participant who was a non-employee Director on December 31, 1996 elected to and did convert his or her Accrued Retirement Benefits to Common Stock Units calculated as of April 30, 1997 under the Retirement Plan, that Participant will be entitled to receive the following benefits upon his or her Separation Date:

a. Benefits. Benefits will be paid to the Participant in quarterly installments of $7,500 each. Payment of benefits will begin the quarter following the Separation Date and will continue for the number of full years following a Participant’s service as a non-employee member of the Board from the time of his or her first election as a director to and including April 30, 1997.

b. Lump Sum Benefit. A Participant may elect to receive in a lump sum the Actuarial Equivalent of benefits otherwise payable upon written notice to the Corporate Secretary of the Company.

c. Surviving Spouse Benefit. In the event of the death of a Participant who is receiving benefits as described above under this Plan, those benefits that would otherwise have been payable to the Participant will be paid to the Participant’s surviving spouse. Such payments to a surviving spouse will terminate on the earlier of the death of the surviving spouse or the date that benefit payments to the Participant would have terminated had Participant not died.

PART III.—STOCK COMPENSATION

1. Common Stock Units

a. Annual Deferral. Effective as of May 1 of each Plan Year, each Participant’s Common Stock Unit Account will be credited with a number of Common Stock Units equal to the number obtained by dividing $25,000 plus, the portion of the Participant’s remaining Annual Retainer of $15,000 that the Participant elected to defer in accordance with Section 2 of Part II for the Plan Year beginning on such May 1, by the Fair Market Value of the Common Stock on such May 1.

b. Conversion of Retirement Plan Benefits. By election dated not later than February 14, 1997, each person who was a non-employee director of the Company on December 31, 1996 was eligible to choose to have his or her Accrued Retirement Benefits under the Retirement Plan converted into Common Stock Units. Such conversions were made by calculating as of April 30, 1997 the lump-sum present value of $2,500 per month times the number of months of Board service as of April 30, 1997, assuming benefits commence upon retirement from the Board at age 70, and using a discount rate of 6.5%. The number of Common Stock Units were determined by dividing the lump sum present value by $71.275, the Fair Market Value of the Common Stock on December 31, 1996.

2. Restricted Stock Units.

a. Annual Grant. Effective May 1, 2000, on May 1 of each year (the “Grant Date”), each Participant will be granted Restricted Stock Units, the intention being that such Restricted Stock Units should have an approximate present value as of the Grant Date of an amount established annually by the Board. Until changed by resolution of the Board, the annual grant will be 800 Restricted Stock Units.

b. Vesting. Restricted Stock Units will vest on the date of the annual stockholder’s meeting next following the Grant Date. Except as provided in the next sentence, if a Participant has a Separation Date prior to the date his or her Restricted Stock Units vest, such Restricted Stock Units will be forfeited and all further rights of the Participant to or with respect to such Restricted Stock Units will terminate. If a Participant should die while serving as a director of the Company, any vested Restricted Stock Units will be payable to the person designated in such Participant’s last will and testament or, in the absence of such designation, to the Participant’s estate. Any unvested Restricted Stock Units will vest and become payable in a proportionate amount, based on the full months of service completed during the vesting period from the Grant Date to the date of death. Any Restricted Stock Units not vested under the foregoing provisions, will vest and become immediately payable upon a Change in Control.

3. Dividend Equivalent Rights. In the event that dividends are paid on outstanding shares of Common Stock, Common Stock Units and vested Restricted Stock Units will be credited with Dividend Equivalent Rights. Dividend Equivalent Rights for Common Stock Units will based upon any dividends paid between the date Common Stock Units are granted and the date of payment in respect of such Common Stock Units. Dividend Equivalent Rights for Restricted Stock Units will be based upon any dividends paid between the date such Restricted Stock Units vest and the date of payment in respect of such Restricted Stock Units. Such Dividend Equivalent Rights, once credited, will be converted into an equivalent number of Common Stock Units or Restricted Stock Units, as applicable. If a dividend is paid in cash, each Participant’s Common Stock Unit Account and Restricted Stock Account will be credited, as of each dividend payment date, in accordance with the following formula:

(A x B)/C

in which “A” equals the number of Common Stock Units or Restricted Stock Units, as applicable, held by the Participant on the dividend payment date, “B” equals the cash dividend per share and “C” equals the Fair Market Value per share of Common Stock on the dividend payment date. If a dividend is paid in property other than cash, Dividend Equivalent Rights will be credited, as of the dividend payment date, in accordance with the formula set forth above, except that “B” will equal the fair market value per share of the property which the Participant would have received in respect of the number of shares of Common Stock equal to the number of Common Stock Units and Restricted Stock Units held by the Participant as of the dividend payment date, had such shares been owned as of the record date for such dividend.

4. All Common Stock Units and Restricted Stock Units as well as Dividend Equivalent Rights on the foregoing (together, “Stock Units”) credited on or after August 17, 2007 shall be in whole Shares, with any fractional shares being rounded up to the nearest whole number. Further, with respect to Participants as of August 17, 2007 with accounts containing previously credited Stock Units, each such previously credited amount shall be separately rounded up to the nearest whole number of Stock Units.

5. Form of Payment.

a. Except as described in Subsection b. and in Section 4 of Part IV, payments with respect to Common Stock Units and Restricted Stock Units will be made in shares of Common Stock all issued to the Participant on or after the Participant’s Separation Date. Common Stock Units and Restricted Stock Units will be valued using the Fair Market Value of Common Stock on the last business day of the Participant’s service on the Board.

b. Any payment made upon an occurrence of a Change in Control will be made in a single lump sum cash payment. For purposes of the preceding, the amount of cash delivered in full or partial payment of Common Stock Units and Restricted Stock Units will equal the Change in Control Price of the number of shares of Common Stock relating to the Common Stock Units and Restricted Stock Units with respect to which such cash payment is being made.

6. Rights. Except to the extent otherwise set forth herein, Participants will not have any of the rights of a stockholder with respect to Common Stock Units or Restricted Stock Units.

7. Payments of Stock Upon Death. In the event of a Participant’s death, payments with respect to any Common Stock Units or vested Restricted Stock Units will be made in Common Stock to the beneficiary designated by the Participant or, in the absence of an executed beneficiary form, to the person legally entitled thereto, as designated under his or her will, or to such heirs as determined under the laws of intestacy for the jurisdiction of his or her domicile.

8. Non-Qualified Stock Options.

a. Grant of Options. For periods beginning prior to May 1, 2000, on May 1 of each year, each Participant was granted an option (the “Option”) to purchase 1,500 shares of Common Stock. For periods beginning on May 1, 2000, such annual grant will no longer be made, but the Board retains the right to grant Options to Participants in its sole discretion. All Options granted under the Plan will have the terms set forth in this Section 7 of Part III and be non-statutory options not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended.

b. Option Exercise Price. The per share price to be paid by each Participant at the time an Option is exercised will be 100% of the Fair Market Value of the Common Stock on the date of the grant of the Option.

c. Term of Option. Subject to Subsection d., each Option will expire on the earlier of the (i) 10th anniversary of the date of grant or (ii) 5th anniversary of the Participant’s Separation Date.

d. Exercise and Vesting of Option. Each Option will vest on the date of the annual stockholder’s meeting next following the date of grant. Except as provided in the next sentence, if a Participant has a Separation Date prior to the date an Option vests, such Option will be forfeited and all further rights of the Participant to or with respect to such Option will terminate. If a Participant should die while serving as a director of the Company, any vested Option may be exercised by the person designated in such Participant’s last will and testament or, in the absence of such designation, by the Participant’s estate, in either case on or before the expiration of the Option, and any unvested Option will vest and become exercisable in a proportionate amount, based on the full months of service completed during the vesting period of the Option from the date of grant to the date of death. Each Option that has not vested under the foregoing provisions will vest and become immediately exercisable upon a Change in Control.

e. Method of Exercise and Tax Obligations. An Option may be exercised at any time after it vests and before it expires by written notice of exercise to the Corporate Secretary of the Company. Each notice of exercise will be accompanied by the full purchase price of the shares being purchased. Such payment may be made, at the election of the Participant, in cash, check or shares of Common Stock, or in Common Stock Units, valued using the Fair Market Value as of the exercise date or a combination thereof. The Company may also require payment of the amount of any applicable withholding tax attributable to the exercise of an Option or the delivery of shares of Common Stock.

f. Non-Transferability. Except as provided below, Options will not be transferable other than by will or the laws of descent and distribution, will not be subject to execution, attachment or similar process and may be exercised or otherwise realized during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative, or as otherwise determined in the discretion of the Board.

Beginning September 1, 1999, an Option agreement may permit, or may be amended to permit, under such terms as the Board may, in its discretion prescribe, the Participant who received the Option, at any time prior to the Participant’s death and prior to the Participant’s Separation Date, to assign all or any portion of the vested Option granted to him or her to: (i) the Participant’s spouse or lineal descendants; (ii) the trustee of a trust for the primary benefit of the Participant, the participant’s spouse or lineal descendants, or any combination thereof; (iii) a partnership of which the Participant, the Participant’s spouse and/or lineal descendants are the only partners; (iv) custodianships under the Uniform Transfers of Minors Act or any other similar statute; or (v) upon the termination of a trust by the custodian or trustee thereof, or the dissolution or other termination of the family partnership or the termination of a custodianship under the Uniform Transfers to Minors Act or other similar statute, to the person or persons who, in accordance with the terms of such trust, partnership of custodian are entitled to receive Options held in trust, partnership or custody. In such event, the spouse, lineal descendant, trustee, partnership or custodianship will be entitled to all of the Participant’s rights with respect to the assigned portion of such Option, and such portion of the Option will continue to be subject to all of the terms, conditions and restrictions applicable to the Option, as set forth herein and in the related Option agreement. Any such assignment will be permitted only if (x) the Participant does not receive any consideration therefor; and (y) the assignment is expressly permitted by the applicable Option agreement and any amendment thereto as approved by the Board. The Board’s approval of an Option agreement with assignment rights or amendment of an Option agreement to allow for assignment rights for any one Participant will not require the Board to include such assignment rights in an Option agreement or any amendment thereto with any other Participant. Any such assignment will be evidenced by an appropriate written document executed by the Participant, and the Participant will deliver a copy thereto to the Board on or prior to the effective date of the assignment. An assignee or transferee of an Option must sign an agreement with the Company to be bound by the terms of the applicable Option agreement.

PART IV.—ADDITIONAL PROVISIONS

1. Administration. The Board administers the Plan. The Board may act by vote of a majority of the members present at a meeting, or without a meeting by written consent of the majority of the members to the action taken. The Board has full power to interpret the Plan, formulate additional details and regulations for carrying out the Plan and amend or terminate the Plan as from time to time it deems proper and in the best interest of the Company. Any decision or interpretation of the Board is final and conclusive.

2. Statement of Account. Each Participant will receive an annual statement showing the number and status of and essential terms applicable to Common Stock Units, Options and Restricted Stock Units that have been awarded to the Participant under the Plan.

3. Unsegregated Funds. The Company will not segregate any funds or securities during the Deferral Period and service as a non-employee Director of the Company is the Participant’s acknowledgment and agreement that any interests of the Participant remain a part of the Company’s general funds and are subject to the claims of the Company’s general creditors during the Deferral Period. Nothing in this Plan will be construed as creating any trust, express or implied, for the benefit of any Participant.

4. Change in Capital Structure. In the event of a stock dividend, stock split, combination of shares, exchange of shares, warrants or rights offering to purchase Common Stock at a price below its fair market value, reclassification, recapitalization, merger, consolidation, separation or other change in capitalization, spin-off, extraordinary dividend or distribution, reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), partial or complete liquidation of the Company or other similar event or transaction, the Board shall make such equitable substitutions or adjustments in the number, kind, and price of shares, or the identity of the issuer of shares, issuable under the Plan or subject to outstanding Common Stock Units, Options or Restricted Stock Units granted under the Plan, as the Board determines to be necessary or appropriate to fulfill the purposes for which the Plan was adopted and such awards were granted; provided, however, that no such substitution or adjustment will be made if such substitution or adjustment would give rise to any tax under Section 409A of the Code. Any substitutions and adjustments made pursuant to this Section will be binding and conclusive on all persons.

5. Common Stock Subject to the Plan. Common Stock to be issued under this Plan may be made available from shares of Common Stock held in the treasury, from Common Stock purchased in the open market and, provided they have been reserved for issuance and listed on the New York Stock Exchange and all other exchanges on which the Common Stock are listed, as appropriate, from authorized but unissued Common Stock.

6. Payment of Certain Costs of the Participant. If a dispute arises regarding the interpretation or enforcement of this Plan and the Participant (or in the event of his or her death, his beneficiary) obtains a final judgment in his or her favor from a court of competent jurisdiction from which no appeal may be taken, whether because the time to do so has expired or otherwise, or his or her claim is settled by the Company prior to the rendering of such a judgment, all reasonable legal and other professional fees and expenses incurred by the Participant in contesting or disputing any such claim or in seeking to obtain or enforce any right or benefit provided for in this Plan or in otherwise pursuing his or her claim will be promptly paid by the Company with interest thereon at the highest Illinois statutory rate for interest on judgments against private parties from the date of payment thereof by the Participant to the date of reimbursement by the Company.

7. Reservation of Rights. Nothing in this Plan will be construed to (a) give any Participant any right to defer compensation received for services as a director of the Company other than as expressly authorized and permitted in this Plan or in any other plan or arrangement approved by the Board, (b) create any obligation on the part of the Board to nominate any Participant for reelection by the Company’s stockholders or (c) limit in any way the right of the Board to remove a Participant as a director of the Company.

8. Amendment or Termination. The Board may, at any time by resolution, terminate or amend this Plan provided that no such termination or amendment will adversely affect the rights of Participants or beneficiaries of Participants, including rights with respect to cash, Common Stock Units, Options or Restricted Stock Units granted prior to such termination or amendment, without the consent of the Participant or, if applicable, the Participant’s beneficiaries.

9. Regulatory Compliance and Listing. The issuance or delivery of any shares of Common Stock deliverable under this Plan may be postponed by the Company for such period as may be required to comply with any applicable requirements under the federal securities laws, any applicable listing requirements of any national securities exchange and requirements under any other law or regulation applicable to the issuance or delivery of such shares, and the Company will not be obligated to issue or deliver any such shares if the issuance or delivery of such shares will constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

10. Withholding. The Company will have the right to deduct or withhold from all payments of compensation any taxes required by law to be withheld with respect to such payments.

11. Pooling of Interests. Notwithstanding any other provision of the Plan to the contrary, in the event that the consummation of a Change in Control is contingent on using pooling of interests accounting methodology, the Board may take any action necessary to preserve the use of pooling of interest accounting.

12. Change in Law. If, for any reason, the anticipated benefits of the deferral of any Deferred Amount pursuant to this Plan or any provision hereof are frustrated by reason of any interpretation of or change in law, policy or regulation, the Board may, in its discretion, terminate the deferral arrangement or delete or suspend the operation of such provision.

13. Governing Law. This Plan will be governed by the laws of the State of Illinois without regard to its choice of law or conflict of law provisions.

FMC CORPORATION

COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

CHANGES IN COMPENSATION

The Nominating and Corporate Governance Committee approved the following changes to the structure of Director Compensation to become effective May 1, 2007.

Compensation Elements	Current	New	Comments
Annual Retainer Fee	$40,000	$42,000	Cash and equity proportions $17,000/$25,000

Board Meeting Fees	$1,500	No change

Committee Meeting Fees	$1,500	No change

Chairman Retainer (except Audit and Compensation)	$7,000	No change

Audit Committee Chairman	$9,000	$10,000

Compensation Committee Chairman	$7,000	$9,000

Annual Equity Grant	$35,000	$60,000	Restricted Stock Units

Audit Committee Retainer	$3,000	$5,000